Exhibit 10.47
FIRST AMENDMENT TO SPLIT-DOLLAR AGREEMENT BETWEEN
MASTEC, INC. AND JORGE MAS
DATED DECEMBER 1, 2002
     This Amendment made and entered into this 15th day of September, 2003, effective as of September 13, 2002, by and between MasTec, Inc. a Florida corporation, with principal offices and place of business in the State of Florida (the “Corporation”) and the Assignee (identified below) and Jorge Mas, an individual residing in the state of Florida (the “Employee”).
     WHEREAS the Corporation and the Employee entered into a Split-Dollar Agreement on December 1, 2002, effective as of September 13, 2002, (the “Agreement”) to govern the rights and obligations of the parties with respect to that certain life insurance policy issued by John Hancock Variable Life Insurance Company, insuring the life of the Employee (the “Policy”), which Policy is described in Exhibit A of the Agreement.
     WHEREAS, on December 1, 2002, in accordance with Paragraph 11 of the Agreement, the Employee absolutely and irrevocably assigned all of his right, title and interest in and to the Agreement, to the Jorge Mas Irrevocable Trust u/a dated January 15, 1996 (the “Assignee”).
     WHEREAS, in accordance with paragraph 13 of the Agreement, the parties desire to amend the Agreement to clarify their respective rights and obligations with respect to such Policies;
     NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto hereby amend the Agreement, as follows, effective as of September 13, 2002.
1. Paragraph 2 of the Agreement is amended by deleting the second sentence in its entirety.

2. The first sentence of paragraph 4 is amended by deleting the phrase “On or before the Anniversary Date of the Policy”, and substituting in lieu thereof: “On or before the due date of each Policy premium”.
3. The last sentence of paragraph 4 is amended by deleting the phrase “for federal and state income tax purposes” and substituting in lieu thereof: “for any federal, state or local taxes, as applicable.”
4. The last sentence of paragraph 5b is amended by adding the following to the end of such sentence: “, except as provided in paragraph 9b hereof.”
5. Paragraph 7b is deleted in its entirety and the following substituted in lieu thereof:
"(b) Upon the death of the Employee, the Corporation shall have the unqualified right to receive a portion of such death benefit equal to the greater of (i) the total amount of premiums paid by it hereunder plus 4% compounded annually, or (ii) the aggregate cash surrender value of the Policies immediately before the death of the Employee; (the “Corporation’s Death Benefit”). In no event shall the Corporation’s Death Benefit exceed the Policy proceeds payable at the death of the Employee. Upon payment in full of the Corporation’s Death Benefit, the beneficiary or beneficiaries designated by the Corporation at the direction of the Employee, shall be paid death benefits from the Policy equal in the aggregate to the lesser of (i) Sixty Million Dollars ($60,000,000) or (ii) any remaining Policy death benefit, in the manner and in the amount or amounts provided in the beneficiary designation of the Policy. In the event that a Policy death benefit remains under the Policy after payment of the Corporation’s Death Benefit and the full amount due each beneficiary as provided hereunder, the Corporation shall have the unqualified right to such remaining balance. The parties hereto agree that the beneficiary designation of the Policy shall conform to the provisions hereof.”
7. Paragraph 8a is amended by deleting sub-part (c) in its entirety, and substituting the following in lieu thereof:
(c) “At any time the voting securities of the Corporation owned in the aggregate directly or indirectly by Jose Ramon Mas Holdings I Limited Partnership, Jorge Mas Holdings I Limited

Partnership, Mas Family Foundation, Inc., a Florida not-for-profit corporation, Juan Carlos Mas Holdings I Limited Partnership, Jorge L Mas Canosa Holdings I Limited Partnership, and the respective ancestors and descendants of Jose Ramon Mas, Jorge Mas, Juan Carlos Mas, and Jorge L Mas Canosa constitute less than 38% of the then outstanding voting securities of the Corporation (a “Change in Control”).”
8. The second sentence of paragraph 9a is deleted in its entirety, and the following substituted in lieu thereof:
“The purchase price for the Policy shall be the greater of (i) the total amount of the premiums paid by the Corporation hereunder plus 4% compounded annually, or (ii) the then aggregate cash surrender value of the Policy.”
9. Paragraph 9b is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:
“If the Employee or his assignee fails to exercise such option within such sixty (60) day period, then the Corporation shall be vested with all ownership rights under the Policy; without limitation, the Corporation may maintain, cancel or surrender the Policy at any time. In connection with any cancellation or surrender of the Policy, the Corporation may retain all cash surrender values and other sums payable to the owner of the Policy; in connection with any payment of death proceeds under the Policy if maintained, the Corporation may retain all of the same; the Corporation may name itself and/or its designees as beneficiary under the Policy; the Corporation shall enjoy all other ownership rights in the Policy even if not herein specifically enumerated; none of the Employee, any co-insured party, or the heirs or assigns or designated beneficiaries of any of them, or any person claiming by or through any of the foregoing, shall have any further interest in and to the Policy whether under the terms hereof or under the terms of such Policy.
Notwithstanding any other provision hereof, the repayment to the Corporation hereunder shall be made solely from the cash surrender value of the Policy if this Agreement is terminated during the lifetime of the Insured; in no event shall the Insured have any personal liability to repay the Corporation any amount in excess of the then cash surrender value of the Policy on termination of this Agreement during the Insured’s lifetime.”
10. Paragraph 12(c) is modified by substituting “subparagraph c” and “subparagraph d,” for
“Subsection C” and “Subsection D,” respectively, therein.

11. Exhibit A of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

Exhibit A

Insurer:	John Hancock Variable Life Insurance Company

Insured:	Jorge Mas

Policy Number:	59 416 001

Face Amount	$80,000,000 face amount of the Policy

Death Benefit Option:	Option A

Date of Issue	August 27, 2002
12. Except as herein amended, the parties hereby ratify and confirm the Agreement in all respects, effective as of September 13, 2002.
This instrument supersedes any other amendments of the Agreements dated September 15, 2003, or prior thereto.

MasTec, Inc.

By /s/ Austin Shanfelter
Austin Shanfelter, President
"Corporation"

Attest:
/s/ Cristina Canales
Secretary

/s/ Jose Mas
Trustee, Jorge Mas Irrevocable Trust
"Assignee"

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